EXHIBIT 99.1

Contact: John McMahon

Ezenia! Inc.

Investor Relations

investorrelations@ezenia.com

EZENIA! INC. Announces 2005 Fourth Quarter and Annual Financial Results

Nashua, N.H., March 29, 2006 – Ezenia! Inc. (OTCBB:EZEN.OB), a leading market provider of real-time collaboration solutions for corporate and government networks and eBusiness, today reported its financial results for the fourth quarter and fiscal year ended December 31, 2005.

The Company generated revenue of approximately $3.5 million for the fourth quarter of 2005, a 25.1% increase from approximately $2.8 million for the fourth quarter of 2004. For the year ended December 31, 2005, revenue was approximately $13.2 million, a 26.8% increase from approximately $10.4 million for the year ended December 31, 2004. Excluding revenue related to legacy video-conferencing products and services, revenue from the InfoWorkSpace product line increased 29.9% for the year ended December 31, 2005 as compared to the year ended December 31, 2004.

Income from operations for the quarter ended December 31, 2005 was approximately $972 thousand, or $0.07 per share, a 64.2% increase from approximately $592 thousand, or $0.04 per share, for the fourth quarter of 2004. For the year, income from operations grew by 94.3% to approximately $3.5 million, or $0.24 per share, from approximately $1.8 million, or $0.13 per share, for the year ended December 31.

Net income for the fourth quarter of 2005, which included an income tax benefit of approximately $91 thousand relating to a release of the valuation allowance associated with deferred tax assets, was approximately $1.1 million, or $0.08 per share, as compared to net income of approximately $1.2 million, or $0.09, for the fourth quarter of 2004, which included an income tax benefit of approximately $608 thousand, or $0.04 per share, related to the carry-back of net operating losses incurred in 2001 as a result of the Federal Job Creation and Worker Assistance Act of 2002.

Net income for the year ended December 31, 2005 was approximately $3.8 million, or $0.26 per share, compared to net income for the year ended December 31, 2004 of approximately $3.2 million, or $0.23 per share. The net income for the year 2004 included two income tax benefits totaling more than $1.4 million, the first of $608 thousand as mentioned previously and the second of $819 thousand in the second quarter of 2004 relating to the Company’s settlement with the Israeli Tax Commission.

“The InfoWorkSpace product line has always had a strong and loyal customer base, which enabled our company to prosper and grow over the last few years. With the recent introduction of Version 3.0 which includes additional functionality, unmatched scalability, improved security and stability, and support of industry standards and interoperability, InfoWorkSpace will further strengthen and help expand our customer base”, noted Khoa Nguyen, Ezenia Chairman and Chief Executive Officer. “The results in 2005 clearly showed that we had a strong and solid business with all the fundamental factors well in line with our plan and execution. We ended 2005 with cash and cash equivalents at approximately $9.4 million, a 70% or $3.9 million increase from year end 2004. Similarly, cash and net collectible accounts receivable balance total approximately $13.9 million, which is approximately 55% or $4.9 million higher than where we were at year end 2004. Furthermore, stockholders’ equity increased by approximately 107% to approximately $7.9 million from year to year.”

“For the year ended December 31, 2005, even though revenue increased by approximately 26.8%, there was a modest increase in operating expenses of less than 4% to approximately $5.2 million, from approximately $5.0 million for the year ended December 31, 2004. As a matter of fact, we saw a decrease of 5.4% in operating expenses for the fourth quarter of 2005 as compared to the fourth quarter of 2004, due primarily to decreases in general and administrative and occupancy related expenses offset by increases in engineering expenses. As a percentage of revenue, operating expenses declined to 39.4% for the year ended December 31, 2005 from 48.1% for the year ended December 31, 2004,” commented Mr. Nguyen.

“For the year ended December 31, 2005, income and resulting earning per share from operations, on a like-to-like comparative basis, are almost doubled those of the year ended December 31, 2004. Continued revenue growth, steady margin, responsible expense control, and consistent profitability lay a solid foundation of financial resiliency and permit the Company to make the necessary investments in building and expanding its infrastructure during the year of 2006,” remarked Mr. Nguyen. “In the ever increasing competitive collaboration market, the Company remains absolutely focused in the execution of its long term strategy, expanding its customer base within the Department of Defense and Intelligence Community, pursuing new opportunities with various agencies and first responders dealing with the threat of terrorism and natural disasters, and being opportunistic on potential commercial applications.”

About Ezenia! Inc.

Ezenia! Inc. (OTC Bulletin Board: EZEN.OB), founded in 1991, is a leading provider of real-time collaboration solutions, bringing new and valuable levels of interaction and collaboration to corporate networks and eGovernment. By integrating voice, video and data collaboration, the Company’s award-winning products enable groups to interact through a natural meeting experience regardless of geographic distance. Ezenia! products allow dispersed groups to work together in real-time using powerful capabilities such as instant messaging, white boarding, screen sharing and text chat. The ability to discuss projects, share information, and modify documents allows users to significantly improve team communication and accelerate the decision-making process. More information about Ezenia! Inc. and its product and service offerings can be found at the company’s Web site, http://www.ezenia.com.

Note to Investors

Statements included herein that are not historical facts may be considered forward-looking statements. Such forward-looking statements involve risks and uncertainties that could cause actual operating results to differ from those indicated by such forward-looking statements. These risks and uncertainties include the considerations that are discussed in the Management’s Discussion and Analysis section of the Company’s 2004 Annual Report on Form 10-K/A for the year ended December 31, 2004, such as the evolution of Ezenia!’s market, its dependence on major customers, rapid technological change and competition within the collaborative software market, its reliance on third party technology, protection of its propriety technology, its history of liquidity concerns and operating losses, and other considerations that are discussed further in this report. Copies of the Company’s 2004 Annual Report on Form 10-K/A for the year ended December 31, 2004, or other publicly available financial information, may be received at no charge by contacting Investor Relations at Ezenia!.

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Note: Ezenia! is a registered trademark of Ezenia! Inc., and the Ezenia! Logo and InfoWorkSpace are trademarks of Ezenia! Inc. Additional information on Ezenia! and its products is available at http:// www.ezenia.com.

EZENIA! INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,	December 31,
	2005	2004
Assets
Current assets
Cash and cash equivalents	$9,405	$5,520
Accounts receivable, less allowances of $314 at December 31, 2005 and $371 at December 31, 2004	4,533	3,465
Prepaid software licenses	2,477	2,630
Prepaid expenses and other current assets	311	306
Deferred tax assets	138	—
Total current assets	16,864	11,921

Equipment and improvements, net of accumulated depreciation	247	85

Total assets	$17,111	$12,006

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	1,593	734
Accrued expenses	415	571
Employee compensation and benefits	46	200
Accrued license costs	—	—
Deferred revenue	7,125	6,663
Total current liabilities	9,179	8,168

Stockholders’ equity
Preferred stock, $.01 par value; 2,000,000 shares authorized, none issued and none outstanding	—	—

Common stock, $.01 par value, 40,000,000 shares authorized, 15,248,386 issued and 14,587,949 outstanding in 2005; 14,846,598 issued and 14,186,161 outstanding in 2004	152	148
Capital in excess of par value	63,930	63,643
Accumulated deficit	(53,289)	(57,092)
Treasury stock at cost, 660,437 shares at December 31, 2005 and December 31, 2004	(2,861)	(2,861)
	7,932	3,838
Total liabilities and stockholders’ equity	$17,111	$12,006

EZENIA! INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share related data)

(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenues
Product and service revenue	$3,479	$2,782	$13,175	$10,391

Cost of revenues
Cost of product and service revenue	1,171	778	4,480	3,581
Gross profit	2,308	2,004	8,695	6,810

Operating expenses
Research and development	337	240	1,158	1,087
Sales and marketing	357	377	1,535	1,370
General and administrative	524	657	1,826	1,959
Depreciation	20	5	44	8
Occupancy and other facilities related expenses	98	133	621	579
Total operating expenses	1,336	1,412	5,184	5,003

Income (loss) from operations	972	592	3,511	1,807

Other income (expense)
Interest income, net	64	43	191	122
Settlement fees	—	—	—	(179)
Other income	—	1	10	7
	64	44	201	(50)

Income (loss) before income taxes	1,036	636	3,712	1,757
Income tax benefit	(91)	(608)	(91)	(1,427)

Net income (loss)	$1,127	$1,244	$3,803	$3,184

Basic and diluted net earnings (loss) per share:
Basic	$0.08	$0.09	$0.26	$0.23
Diluted	$0.07	$0.08	$0.25	$0.22